EXHIBIT 10.3

RESTRICTED SHARE UNIT AGREEMENT
ARCHSTONE-SMITH TRUST EQUITY PLAN FOR OUTSIDE TRUSTEES
Grant No. «GrantNo»

     THIS AGREEMENT, entered into as of «GrantDate» (the “Grant Date”), by and between «FirstName» «LastName» (the “Participant”), and Archstone-Smith Trust (the “Trust”);

WITNESSETH THAT:

     WHEREAS, the Trust maintains the Archstone-Smith Trust Equity Plan for Outside Trustees as amended from time to time (the “Plan”), which is incorporated into and forms a part of this Agreement; and

     WHEREAS, the Participant has been awarded a restricted share unit award under the Plan;

     NOW, THEREFORE, IT IS AGREED, by and between the Trust and the Participant as follows:

1.      Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted «TotalShares» restricted share units (the “Units”). This Award contains the right to Dividend Equivalent Units as described in Paragraph 3 of this Agreement.

2.      Definitions. Except where the context clearly implies or indicates the contrary, any term used in this Agreement but not defined herein shall have the meaning given such term in the Plan.

3.      Dividend Equivalent Units. The Participant shall be entitled to receive “Dividend Equivalent Units” with respect to the Units, as follows:

(a)	Annual crediting of Dividend Equivalent Units. As soon as possible after the first day of each calendar year, the Participant shall be credited with a number of Dividend Equivalent Units equal to (i) the amount the Committee determines to be the average dividend yield per share of Stock for the previous calendar year, multiplied by (ii) the number of the Participant’s outstanding Units as of the preceding December 31 (reduced pro rata to reflect Units that were not outstanding on the record date with respect to each dividend payment date during such preceding calendar year).

(b)	Additional credits to reflect dividend payments on Dividend Equivalent Units. As soon as possible after the first day of each calendar year, the Participant shall be credited with additional Dividend Equivalent Units equal to (i) the amount the Committee determines to be the average dividend yield per share of Stock for the previous calendar year, multiplied by (ii) the number of the Participant’s outstanding Dividend Units as of the preceding December 31 (reduced pro rata to reflect Dividend Equivalent Units that were not outstanding on each dividend payment date during such preceding calendar year).

4.      Vesting. Subject to the terms and conditions of the Plan and this Agreement, the Units and Dividend Equivalent Units awarded hereunder shall vest in accordance with the following:

(a)	The Units shall vest in one-third increments, commencing on the first anniversary date of the Grant Date with 33.33% of the Units vesting on each of the first, second and third anniversary dates of the Grant Date.

(b)	The Dividend Equivalent Units credited to the Participant under Paragraph 3 shall vest in incremental installments as of each Grant Date, beginning with the first anniversary of the Grant Date (each a “Vesting Date”). The percentage of the Dividend Equivalent Units which shall vest as of any Vesting Date shall be equal to the percentage of the Participant’s Units which are vested as of such Vesting Date.

(c)	The Units and Dividend Equivalent Units shall also vest as described in Paragraph 9.

All Units and Dividend Equivalent Units which are not vested upon the Participant’s Date of Termination shall be forfeited on such date. For purposes of this Agreement, the Participant’s “Date of Termination” shall be the the day following the last day on which the Participant serves as a Trustee.

     5.      Settlement.

(a)	Subject to Paragraph 5 (b) below, the total number of Units and Dividend Equivalent Units credited to the Participant that vest on a Vesting Date shall be valued as of such Vesting Date, and settlement of the Units and Dividend Equivalent Units shall be made as soon thereafter as practicable by transferring to the Participant a number of whole shares of Stock equal to the number of vested Units and Dividend Equivalent Units which vested on the Vesting Date. The Units and Dividend Equivalent Units then being settled shall be cancelled.

(b)	Notwithstanding the foregoing to the contrary, the Participant may elect to defer the settlement of the Units and Dividend Equivalent Units in accordance with the terms of the Archstone-Smith Deferred Compensation Plan (the “Deferred Compensation Plan”).

6.      Unit Not shares of Stock. The award of Units and Dividend Equivalent Units under this Agreement does not constitute the award of shares of Stock, and nothing in this Agreement shall be construed to give the Participant any rights as a shareholder of the Trust prior to settlement of a vested Award.

7.      Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.

8.      Adjustment of Award. The number of Units and Dividend Equivalent Units associated with these Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain transactions which affect the number, type or value of the Stock .

9.	Change in Control. In the event that, (i) a Trustee’s service is terminated by the Trust or the successor to the Trust for reasons other than Cause following a Change in Control of the Trust (as defined below), or (ii) the Plan is terminated by the Trust or its successor following a Change in Control without provision for the continuation of outstanding awards hereunder, all awards which have not otherwise expired shall become immediately fully vested. For purposes of the Plan, a “Change in Control” means the happening of any of the following:

(a)	the shareholders of the Trust approve a definitive agreement to merge the Trust into or consolidate the Trust with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Trust, the surviving corporation or corporation directly or indirectly controlling the Trust or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Trust immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Trust may be a new holder of such beneficial ownership; provided, further, that a transaction with an “Affiliate” of the Trust (as defined in the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)) shall not be treated as a Change in Control; or

(b)	the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Trust is acquired, other than from the Trust, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Trust); or

(c)	at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Trust’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

For purposes of the Plan, “Cause” shall mean, in the reasonable judgment of the Administrator (i) the willful and continued failure by the Trustee to substantially perform his or her duties with the Trust after written notification by the Trust, (ii) the willful engaging by the Trustee in conduct which is demonstrably injurious to the Trust or any Related Trust, monetarily or otherwise, or (iii) the engaging by the Trustee in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Trustee’s part shall be deemed “willful” unless done, or omitted to be done, by the Trustee not in good faith and without reasonable belief that such action was in the best interest of the Trust or Related Company. For purposes of this subsection, a Trustee’s service shall be deemed to be terminated by the Trust or the successor to the Trust if the Trustee terminates service after a material reduction in the Trustee’s annual compensation as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 4.3, and immediately following the Change in Control the Trustee becomes director of the entity into which the Trust merged, or the purchaser of substantially all of the assets of the Trust, or a successor to such entity or purchaser, the Trustee shall not be treated as having terminated service for purposes of this Section 4.13 until such time as the Trustee terminates service with the merged entity or purchaser (or successor), as applicable.

10.      Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Trust.

11.      Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that no such amendment or termination may materially adversely affect the rights of the Participant awarded hereunder.

     IN WITNESS WHEREOF, the Participant has hereunto set his hand, and the Trust has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

ARCHSTONE SMITH TRUST	PARTICIPANT